Exhibit 5.2

  Tel.: +34 91 586 04 15

  Fax: +34 91 586 04 71

  E-mail: rsq@uria.com

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, May 22, 2012

Dear Sirs,

TELEFÓNICA EMISIONES, S.A.U. - TELEFÓNICA, S.A.

Registration Statement on form F-3

We have acted as Spanish counsel to Telefónica, S.A. (the “Guarantor”) and Telefónica Emisiones, S.A.U. (the “Company”), for purposes, among others, of issuing a legal opinion addressed to you in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, of the Company’s and the Guarantor’s registration statement on Form F-3 dated May 22, 2012 (the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement of the Company’s unsecured, non-convertible debt securities (the “Notes”) which will be fully and unconditionally guaranteed by the Guarantor.

A.	Documents reviewed

In arriving at our opinions, we have reviewed the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of indenture entered into by the Company, the Guarantor and The Bank of New York Mellon on May 22, 2012 (the “Indenture”), which includes a form of guarantee (the guarantees executed by the Guarantor pursuant to the Indenture, the “Guarantees”) and a form of Note;

(c)	a copy of the articles of association (estatutos) of the Guarantor, as publicly available at the web page of the Guarantor (www.telefonica.com) on May 22, 2012;

(d)	a certification with respect to the Guarantor regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Madrid on May 16, 2012 and a literal certification with respect to the Company issued by the Commercial Registry of Madrid on April 16, 2012;

(e)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to the Guarantor and the Company on May 22, 2012;

(f)	a copy of a certification of certain resolutions approved by the General Shareholders’ Meeting of the Guarantor on June 2, 2010;

(g)	a copy of a certification of certain resolutions approved by the Board of Directors of the Guarantor at its meeting held on September 28, 2010;

(h)	a copy of a certification of certain resolutions approved by the Executive Commission of the Guarantor at its meeting held on March 21, 2012; and

(i)	a copy of a certification of certain resolutions adopted by the Guarantor as sole shareholder (accionista único) of the Company on May 9, 2012.

The Indenture, the Notes and Guarantees will be hereinafter collectively referred to as the “Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	all signatures, stamps and seals in the documents reviewed are genuine;

(b)	the original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals;

(c)	the drafts of the documents reviewed are the same as the documents finally subscribed and approved;

(d)	all the parties to the Documents (other than the Guarantor and the Company) were, or will have been, as applicable, duly incorporated and validly exist, or will exist, as applicable, under the laws of their respective countries of incorporation at the time of execution of the Documents;

(e)	all the parties (other than the Guarantor and the Company) have, or will have, as applicable, the power and authority to execute, and have duly executed or will duly execute, as applicable, the Documents and that such execution will bind such parties (other than the Guarantor and the Company) and that the performance thereof is, or will be, as applicable, within the capacity and powers of each of the parties thereto (other than the Guarantor and the Company);

(f)	each person who signed or signs, as applicable, the Documents on behalf of the Guarantor or the Company had, or will have, as applicable, the legal capacity (capacidad de obrar) to do so at the time;

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(g)	the Documents have been, or will be, as applicable, executed and delivered by Mr. Ángel Vilá Boix, Mr. Miguel Escrig Meliá or Mr. Eduardo José Álvarez Gómez on behalf of the Guarantor and by Mr. Juan José Gómez Migueláñez or Mr. Eduardo José Álvarez Gómez, Joint and Several Directors of the Company (Administradores Solidarios), on behalf of the Company, and by each of the other parties thereto, in the form conforming to the final draft reviewed by us;

(h)	all the documents that should have been filed with the Commercial Registry of Madrid by the Guarantor and the Company had been filed on the date of our search, and subsequent to this no other documents have been submitted nor have any registrations taken place that could bear any relevance on the opinions expressed in this document. The content of the certifications issued by the Commercial Registry of Madrid in relation to the Guarantor and the Company, on May 16, 2012 and April 16, 2012, respectively, and the online excerpts downloaded from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to the Guarantor and the Company on May 22, 2012, accurately reflects the entries in the relevant registry in relation to Guarantor and the Company. The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules;

(i)	the certifications reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings;

(j)	there are and there will be no contractual or other limitations that any of the parties are bound by and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between any of the parties to the Documents which fully or partially annul, modify or supersede the contents of such documents;

(k)	there are and there will be no decisions or resolutions adopted or passed by the corporate bodies of the Guarantor or the Company that revoke or amend the decisions and resolutions reviewed;

(l)	there are and there will be no factual circumstances that have not been disclosed to us and that could affect our conclusions;

(m)	the articles of association (estatutos sociales) of the Guarantor and the Company that we have reviewed are those in force on today’s date;

(n)	the Documents will be legal, valid, binding and enforceable under the laws of the state of New York, and the obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy;

(o)	all the voting rights of the Company belong to the Guarantor and that the exclusive activity of the Company is the issuance of debt and other financial instruments;

(p)	the proceeds of the issuance of any series of the Notes, net of management and issuance costs, will be permanently invested with the Guarantor and directly assigned to the risks and financial situation of the Guarantor and its consolidated group;

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(q)	the obligations of the Guarantor under the Guarantees constitute, under the laws of the state of New York, an irrevocable and unconditional guarantee of the Guarantor, and under the Guarantees the holders of the Notes may enforce the Guarantees directly against the Guarantor, the obligations of the Guarantor are independent of the obligations of the Company and the Guarantor shall be liable as principal and sole debtor (garantía solidaria e irrevocable);

(r)	the Notes will not initially be offered or sold in Spain;

(s)	the Notes will be admitted to listing on an organized secondary market in an OECD country;

(t)	the Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by the Spanish law or by the law of another OECD country;

(u)	the aggregate principal amount of Notes to be issued pursuant to the Indenture and any indenture supplemental thereto does not exceed and will not exceed the maximum aggregate principal amount of Notes authorized to be issued and guaranteed by the Guarantor and the Company pursuant to the resolutions referred to under A.(f), A.(g), A.(h) and A.(i) above;

(v)	the Notes and the Guarantees will be issued, executed and delivered pursuant to the terms of the Indenture; and

(w)	with respect to any series of Notes, any of the Joint and Several Directors of the Company (Administradores Solidarios) will resolve to issue the Notes under the delegation conferred by the sole shareholder of the Company on May 9, 2012 pursuant to the resolution referred to under A.(i), a public deed of issuance (escritura de emisión) will be executed and registered with the Commercial Registry and an announcement will be published in the Official Bulletin of the Commercial Registry (Boletín Oficial del Registro Mercantil).

Where we have not independently verified facts material to the opinions, we have examined and relied on certifications issued by duly authorized representatives of the Guarantor and the Company.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to Guarantor and the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

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Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

None of the Civil Code, the Commercial Code, any Spanish regulation or Spanish case law specifically regulate, address or provide information with respect to a transaction where a Spanish sociedad anónima carries out an issuance of debt instruments in the United States registered under the United States Securities Act of 1933 and pursuant to an indenture qualified under the United States Trust Indenture Act of 1939. Thus, the opinions included in this Section C are based on the existing opinions of scholars that have addressed such issues and on our interpretation of Spanish law.

In addition, once the public deed of issuance (escritura de emisión) to be granted regarding any series of Notes has been registered with the Commercial Registry, the presumption of validity of the content of the Commercial Registry set forth in Article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil) will apply to such public deed.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of the Guarantor and the Company was duly incorporated and validly exist as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

The Company has the necessary corporate power to issue the Notes.

The Guarantor has the necessary corporate power to execute the Guarantees.

3.	Due authorization

The issue of the Notes has been duly authorized by all necessary corporate action by the Company.

The execution of the Guarantees has been duly authorized by all necessary corporate action by the Guarantor.

D.	Qualifications

Our opinions above are subject to the effects and outcome of transactions that may derive from insolvency or any other similar proceedings that affect creditors’ rights generally as well as to any principles of public policy (orden público).

This opinion letter is rendered to the addressees identified herein in connection with the above described transaction. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

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This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Very truly yours,

/s/ Rafael Sebastián

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